PLAYTEX PRODUCTS, INC.

                       ANNOUNCES $470 MILLION REFINANCING

            WESTPORT, Conn. -- July 21, 1997 -- Playtex Products, Inc. (NYSE:
PYX) announced today it has refinanced its $470 million in bank debt with a new $320 million senior credit facility and $150 million in unsecured Senior Notes.

            In announcing the refinancing, Michael R. Gallagher, Chief Executive Officer, said, "This refinancing will greatly add to our ability to execute our growth plans. In particular, our acquisition capabilities are significantly enhanced with the reduction in our required principal payments over the next five years by more that $300 million."

            The Company has refinanced all of the outstanding senior indebtedness under its prior credit agreement with $150 million in 87/8% unsecured Senior Notes due 2004, a $150 million senior secured term loan facility due 2003, and a $170 million senior secured credit agreement, consisting of a $115 million revolving credit facility and a $55 million term loan facility. The $150 million term loan due 2003 will bear interest at LIBOR plus 1.5% and will have terms and conditions substantially similar to the Senior Notes. The remaining senior secured credit facilities will bear interest at LIBOR plus 1.25%.

            "We are delighted with this new credit structure," said Mr. Gallagher. "With this refinancing completed, we have significantly increased our financial flexibility without materially increasing our annual interest expense."

            The Company expects an after-tax write-off of approximately $4.1 million, or $.08 per share, in the third quarter of 1997 associated with the deferred financing costs from the prior credit agreement.

            Playtex Products is a leading manufacturer and distributor of personal care products marketed under such brand names as Playtex, Banana Boat, Biosun, Woolite, Jhirmack, and Tek.

            The Senior Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be sold without an exemption from registration under the Act.

CONTACT:    Michael F. Goss
            Executive Vice President and CFO
            203/341-4264